Exhibit 99.1

For Immediate Release	Xerox Corporation
45 Glover Avenue
P.O. Box 4505
Norwalk, CT 06856-4505

t +1-203-968-3000

Xerox Reports Fourth-Quarter Earnings

•	GAAP EPS from continuing operations of 25 cents

•	Adjusted EPS of 29 cents

•	Revenue of $5.6 billion; 55 percent from services

•	Cash flow from operations of $1 billion; $2.4 billion for full-year 2013

•	Share repurchase of $700 million for full-year 2013

•	Quarterly cash dividend increase to 6.25 cents per share

NORWALK, Conn., Jan. 24, 2014 – Xerox (NYSE: XRX) announced today fourth-quarter 2013 adjusted earnings per share of 29 cents. Adjusted EPS excludes 4 cents related to amortization of intangibles, resulting in GAAP EPS from continuing operations of 25 cents.

In the fourth quarter, total revenue of $5.6 billion was down 3 percent or 4 percent in constant currency. Revenue from the company’s services business, which represented 55 percent of total revenue, was $3.0 billion, flat year over year and down 1 percent in constant currency. Revenue from the company’s document technology business, which represented 42 percent of total revenue, was $2.4 billion, down 6 percent.

“We managed anticipated headwinds while continuing to build our business by investing in growth markets such as healthcare and graphic communications, and expanding Services internationally,” said Ursula Burns, Xerox chairman and chief executive officer. “Looking ahead, we’re focused on evolving our portfolio and implementing our cost initiatives to improve both revenue and margins.”

“Our clients continue to partner with us to take out complexities in their business processes and we’re seeing success in the marketplace. With services signings up 21 percent in the past year and our BPO and ITO renewal rate at 92 percent for the year, we’re well positioned entering 2014.”

Fourth-quarter operating margin of 9.3 percent was down 1.3 points. Gross margin was 30.7 percent, and selling, administrative and general expenses were 18.6 percent of revenue.

Xerox generated approximately $1 billion in cash flow from operations during the fourth quarter and $2.4 billion for the year, ending 2013 with a cash balance of $1.8 billion. The company repurchased $524 million of shares in the fourth quarter 2013 and approximately $700 million for the full-year.

Xerox’s board of directors increased the company’s quarterly cash dividend by 8.7 percent to 6.25 cents per share, beginning with the dividend payable on April 30, 2014.

For first-quarter 2014, Xerox expects GAAP earnings of 19 to 21 cents per share and adjusted EPS of 23 to 25 cents per share. The company reiterated its full-year 2014 guidance of GAAP EPS in the range of 93 to 99 cents, and adjusted EPS of $1.10 to $1.16. Xerox expects to generate operating cash flow of $1.8 billion to $2.0 billion in 2014 with no finance receivable sales planned.

Full-year 2013 results include:

•	GAAP EPS from continuing operations of 93 cents, adjusted EPS of $1.09

•	Total revenue of $21.4 billion; $11.9 billion from services, $8.9 billion from document technology

•	Operating margin of 8.9 percent

•	Operating cash flow of $2.4 billion

•	Net income from continuing operations of $1.2 billion, adjusted net income of $1.4 billion

•	Share repurchase of $700 million

About Xerox

Since the invention of Xerography 75 years ago, the people of Xerox (NYSE: XRX) have helped businesses simplify the way work gets done. Today, we are the global leader in business process and document management, helping organizations of any size be more efficient so they can focus on their real business. Headquartered in Norwalk, Conn., more than 140,000 Xerox employees serve clients in 160 countries, providing business services, printing equipment and software for commercial and government organizations. Learn more at www.xerox.com.

Non- GAAP Measures:

This release refers to the following non-GAAP financial measures:

•	Adjusted EPS (earnings per share) for the fourth quarter and full-year 2013 as well as for the first quarter and full-year 2014 guidance which excludes the amortization of intangible assets.

•	Adjusted net income for the full-year 2013 which excludes the amortization of intangible assets.

•	Operating margin for the fourth quarter and full-year 2013 which excludes certain expenses.

•	Constant Currency revenue growth for the fourth quarter 2013 which excludes the effects of currency translation.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that unexpected costs will be incurred; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; our ability to recover capital investments; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk that our Services business could be adversely affected if we are unsuccessful in managing the ramp-up of new contracts; development of new products and services; our ability to protect our intellectual property rights; our ability to expand equipment placements; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; interest rates, cost of borrowing and access to credit markets; reliance on third parties for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, and our 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

-XXX-

Media Contacts:

Ken Ericson, Xerox, +1-202-520-2388, kenneth.ericson@xerox.com

Karen Arena, Xerox, +1-732-407-8510, karen.arena@xerox.com

Investor Contacts:

Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@xerox.com

Troy Anderson, Xerox, +1-203-849- 5217, troy.anderson@xerox.com

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Xerox® and Xerox and Design® are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except per-share data)	2013	2012	% Change	2013	2012	% Change

Revenues
Sales	$1,540	$1,659	(7%)	$5,659	$5,927	(5%)
Outsourcing, maintenance and rentals	3,910	3,958	(1%)	15,293	15,213	1%
Financing	119	146	(18%)	483	597	(19%)

Total Revenues	5,569	5,763	(3%)	21,435	21,737	(1%)

Costs and Expenses
Cost of sales	998	1,052	(5%)	3,616	3,791	(5%)
Cost of outsourcing, maintenance and rentals	2,824	2,819	—	11,008	10,802	2%
Cost of financing	38	45	(16%)	163	198	(18%)
Research, development and engineering expenses	153	160	(4%)	601	655	(8%)
Selling, administrative and general expenses	1,037	1,077	(4%)	4,137	4,216	(2%)
Restructuring and asset impairment charges	56	91	(38%)	116	154	(25%)
Amortization of intangible assets	83	82	1%	332	328	1%
Other expenses, net	35	71	(51%)	150	261	(43%)

Total Costs and Expenses	5,224	5,397	(3%)	20,123	20,405	(1%)

Income before Income Taxes & Equity Income(1)	345	366	(6%)	1,312	1,332	(2%)
Income tax expense	73	71	3%	276	272	1%
Equity in net income of unconsolidated affiliates	43	47	(9%)	169	152	11%

Income from Continuing Operations	315	342	(8%)	1,205	1,212	(1%)
(Loss) income from Discontinued Operations, net of tax	(4)	1	*	(26)	11	*

Net Income	311	343	(9%)	1,179	1,223	(4%)

Less: Net income attributable to noncontrolling interests	5	8	(38%)	20	28	(29%)

Net Income Attributable to Xerox	$306	$335	(9%)	$1,159	$1,195	(3%)

Amounts attributable to Xerox:
Net Income from continuing operations	$310	$334	(7%)	$1,185	$1,184	*
Net (loss) Income from discontinued operations	(4)	1	*	(26)	11	*

Net Income attributable to Xerox	$306	$335	(9%)	$1,159	$1,195	(3%)

Basic Earnings per Share:
Continuing Operations	$0.25	$0.26	(4%)	$0.95	$0.89	7%
Discontinued Operations	—	—	*	(0.02)	0.01	*

Total Basic Earnings per Share	$0.25	$0.26	(4%)	$0.93	$0.90	3%

Diluted Earnings per Share:
Continuing Operations	$0.25	$0.26	(4%)	$0.93	$0.87	7%
Discontinued Operations	(0.01)	—	*	(0.02)	0.01	*

Total Diluted Earnings per Share	$0.24	$0.26	(8%)	$0.91	$0.88	3%

*	Percent change not meaningful.
(1)	Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2013	2012	2013	2012

Net Income	$311	$343	$1,179	$1,223
Less: Net income attributable to noncontrolling interests	5	8	20	28

Net Income Attributable to Xerox	306	335	1,159	1,195

Other Comprehensive (Loss) Income, Net:
Translation adjustments, net	(7)	(68)	(185)	113
Unrealized losses, net	(7)	(52)	—	(63)
Changes in defined benefit plans, net	511	(561)	632	(561)

Other Comprehensive Income (Loss), Net	497	(681)	447	(511)
Less: Other comprehensive loss, net attributable to noncontrolling interests	(1)	—	(1)	—

Other Comprehensive Income (Loss), Net Attributable to Xerox	498	(681)	448	(511)

Comprehensive Income (Loss), Net	808	(338)	1,626	712
Less: Comprehensive income, net attributable to noncontrolling interests	4	8	19	28

Comprehensive Income (Loss), Net Attributable to Xerox	$804	$(346)	$1,607	$684

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	December 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$1,764	$1,246
Accounts receivable, net	2,929	2,866
Billed portion of finance receivables, net	113	152
Finance receivables, net	1,500	1,836
Inventories	998	1,011
Other current assets	1,207	1,162

Total current assets	8,511	8,273
Finance receivables due after one year, net	2,917	3,325
Equipment on operating leases, net	559	535
Land, buildings and equipment, net	1,466	1,556
Investments in affiliates, at equity	1,285	1,381
Intangible assets, net	2,503	2,783
Goodwill	9,205	9,062
Deferred tax assets, long-term	368	763
Other long-term assets	2,222	2,337

Total Assets	$29,036	$30,015

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,117	$1,042
Accounts payable	1,626	1,913
Accrued compensation and benefits costs	734	741
Unearned income	496	438
Other current liabilities	1,713	1,776

Total current liabilities	5,686	5,910
Long-term debt	6,904	7,447
Pension and other benefit liabilities	2,136	2,958
Post-retirement medical benefits	785	909
Other long-term liabilities	757	778

Total Liabilities	16,268	18,002

Series A Convertible Preferred Stock	349	349

Common stock	1,210	1,239
Additional paid-in capital	5,282	5,622
Treasury stock, at cost	(252)	(104)
Retained earnings	8,839	7,991
Accumulated other comprehensive loss	(2,779)	(3,227)

Xerox shareholders’ equity	12,300	11,521
Noncontrolling interests	119	143

Total Equity	12,419	11,664

Total Liabilities and Equity	$29,036	$30,015

Shares of common stock issued	1,210,321	1,238,696
Treasury stock	(22,001)	(14,924)

Shares of common stock outstanding	1,188,320	1,223,772

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2013	2012	2013	2012

Cash Flows from Operating Activities:
Net income	$311	$343	$1,179	$1,223
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	346	336	1,358	1,301
Provision for receivables	37	44	123	127
Provision for inventory	13	4	35	30
Net (gain) loss on sales of businesses and assets	(31)	1	(45)	2
Undistributed equity in net income of unconsolidated affiliates	(7)	(23)	(92)	(90)
Stock-based compensation	12	33	90	125
Restructuring and asset impairment charges	56	91	116	154
Payments for restructurings	(29)	(31)	(136)	(144)
Contributions to defined benefit pension plans	(68)	(54)	(230)	(364)
(Increase) decrease in accounts receivable and billed portion of finance receivables	(19)	245	(576)	(776)
Collections of deferred proceeds from sales of receivables	111	120	482	470
Decrease (increase) in inventories	144	128	(38)	—
Increase in equipment on operating leases	(96)	(76)	(303)	(276)
Decrease in finance receivables	90	260	609	947
Collections on beneficial interest from sales of finance receivables	15	—	58	—
Decrease (increase) in other current and long-term assets	13	(69)	145	(265)
Increase (decrease) in accounts payable and accrued compensation	94	350	(29)	120
(Decrease) increase in other current and long-term liabilities	(16)	55	(50)	(71)
Net change in income tax assets and liabilities	30	45	125	138
Net change in derivative assets and liabilities	17	13	(11)	11
Other operating, net	(55)	(42)	(145)	(82)

Net cash provided by operating activities	968	1,773	2,375	2,580

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(93)	(105)	(346)	(388)
Proceeds from sales of land, buildings and equipment	34	1	86	9
Cost of additions to internal use software	(18)	(25)	(81)	(125)
Proceeds from sale of businesses	15	—	26	—
Acquisitions, net of cash acquired	—	(33)	(155)	(276)
Other investing, net	9	2	18	19

Net cash used in investing activities	(53)	(160)	(452)	(761)

Cash Flows from Financing Activities:
Net proceeds (payments) on debt	497	(850)	(434)	(108)
Common stock dividends	(71)	(54)	(272)	(231)
Preferred stock dividends	(6)	(6)	(24)	(24)
Proceeds from issuances of common stock	28	1	124	44
Excess tax benefits from stock-based compensation	3	—	16	10
Payments to acquire treasury stock, including fees	(524)	(334)	(696)	(1,052)
Repurchases related to stock-based compensation	(3)	(1)	(57)	(42)
Distributions to noncontrolling interests	(24)	(6)	(56)	(69)
Other financing	—	—	(3)	—

Net cash used in financing activities	(100)	(1,250)	(1,402)	(1,472)

Effect of exchange rate changes on cash and cash equivalents	1	1	(3)	(3)

Increase in cash and cash equivalents	816	364	518	344
Cash and cash equivalents at beginning of period	948	882	1,246	902

Cash and Cash Equivalents at End of Period	$1,764	$1,246	$1,764	$1,246

Financial Review

Revenues

	Three Months Ended December 31,			% of Total Revenue
(in millions)	2013	2012	% Change	2013	2012

Equipment sales	$969	$1,014	(4%)	17%	18%
Annuity revenue	4,600	4,749	(3%)	83%	82%

Total Revenue	$5,569	$5,763	(3%)	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:

Sales	$1,540	$1,659	(7%)
Less: Supplies, paper and other sales	(571)	(645)	(11%)

Equipment Sales	$969	$1,014	(4%)

Outsourcing, maintenance and rentals	$3,910	$3,958	(1%)
Add: Supplies, paper and other sales	571	645	(11%)
Add: Financing	119	146	(18%)

Annuity Revenue	$4,600	$4,749	(3%)

Fourth quarter 2013 total revenues decreased 3% as compared to the fourth quarter 2012, with a 1-percentage point positive impact from currency, and reflected the following:

•	Annuity revenue decreased 3% as compared to the fourth quarter 2012, with no impact from currency. Annuity revenue is comprised of the following:

•

Outsourcing, maintenance and rentals revenue includes outsourcing revenue within the Services segment, and maintenance revenue (including bundled supplies) and rental revenue, both primarily within the Document Technology segment. A decrease of 1% was driven by a 1% decline in the Services segment and a 3% decline in the Document Technology segment, partially offset by growth in the Other segment.

•

Supplies, paper and other sales includes unbundled supplies and other sales, primarily within our Document Technology segment. A decrease of 11% was driven by a reduction in channel supplies inventories in the U.S. and in developing markets, moderately lower supplies and paper demand, and lower licensing sales.

•

Financing revenue is generated from financed sale transactions primarily within our Document Technology segment. A decrease of 18% was driven by lower finance receivables primarily as a result of prior period sales of finance receivables and lower originations. See Sales of Finance Receivables section for further discussion.

•

Equipment sales revenue is reported primarily within our Document Technology segment and the document outsourcing business within our Services segment. Equipment sales revenue decreased 4% as compared to the fourth quarter 2012, including a 1-percentage point positive impact from currency.

Benefits from product introductions and a positive mix impact were more than offset by lower volumes in developing markets, and price declines ranging from 5% to 10%, which is consistent with prior quarters.

Additional analysis of the change in revenue for each business segment is included in the “Segment Review” section.

Costs, Expenses and Other Income

Summary of Key Financial Ratios

The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended December 31,
	2013	2012	B / (W) *

Total Gross Margin	30.7%	32.0%	(1.3) pts.
RD&E as a % of Revenue	2.7%	2.8%	0.1 pts.
SAG as a % of Revenue	18.6%	18.7%	0.1 pts.
Operating Margin (1)	9.3%	10.6%	(1.3) pts.

Pre-tax income margin	6.2%	6.4%	(0.2) pts.

*	Note – Variances do not foot due to rounding.

Operating Margin

Fourth quarter 2013 operating margin1 of 9.3% decreased 1.3-percentage points as compared to the fourth quarter 2012, driven primarily by a decline in gross margin of 1.3-percentage points and a moderate improvement in operating expenses as a percent of revenue. The operating margin decline reflects continued pressure on Services margins from higher healthcare platform expenses and the run-off of the student loan business, as well as from higher pension settlement costs impacting Document Technology.

Gross Margin

Gross margin of 30.7% decreased 1.3-percentage points as compared to the fourth quarter 2012. A decrease of 1.7-percentage points in the Services segment and 0.3-percentage points in the Document Technology segment, along with the impact of a higher mix of Services revenue, were the primary drivers.

Additional analysis of the change in gross margin for each business segment is included in the “Segment Review” section.

Research, Development and Engineering Expenses (“RD&E”)

Fourth quarter 2013 RD&E as a percentage of revenue of 2.7% was lower by 0.1-percentage point as compared to fourth quarter 2012. Decreases from the higher mix of Services revenue (which historically has lower RD&E as a percentage of revenue), lower spending and productivity improvements were in line with the overall revenue decline.

RD&E of $153 million was $7 million lower than the fourth quarter 2012, reflecting the impact of restructuring and productivity improvements. Innovation continues to be a core strength and we continue to invest at levels that enhance our innovation, particularly in services, color and software. R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

SAG as a percentage of revenue of 18.6% decreased 0.1-percentage points from the fourth quarter 2012. Decreases from the higher mix of Services revenue (which historically has lower SAG as a percentage of revenue), restructuring and productivity improvements, and lower compensation-related expenses were partially offset by higher pension settlement expenses in the Document Technology segment. The net reduction in SAG expenses is in line with the overall revenue decline.

SAG of $1,037 million was $40 million lower than the fourth quarter 2012. This included a $3 million unfavorable impact from currency for the quarter. SAG expenses reflect the following:

•

$1 million decrease in selling expenses, driven primarily by benefits from restructuring and productivity improvements as well as lower compensation-related expenses. These decreases were mostly offset by the impact of acquisitions and targeted selling investments in higher growth business units.

•	$31 million decrease in general and administrative expenses driven primarily by benefits from restructuring and productivity improvements as well as lower compensation-related expenses.

•

$8 million decrease in bad debt expenses to $35 million, due to overall improved collections and lower write-offs. Fourth quarter 2013 bad debt expense remained at less than one percent of receivables.

Restructuring and Asset Impairment Charges

During the fourth quarter 2013, we recorded net restructuring and asset impairment charges of $56 million, which included approximately $64 million of severance costs related to headcount reductions of approximately 1,600 employees worldwide and $2 million of lease cancellations. These costs were partially offset by $10 million of net reversals for changes in estimated reserves from prior period initiatives.

During the fourth quarter 2012, we recorded net restructuring and asset impairment charges of $91 million, which included approximately $94 million of severance costs related to headcount reductions of approximately 4,300 employees primarily in North America. These costs were partially offset by $3 million of net reversals for changes in estimated reserves from prior period initiatives.

The restructuring reserve balance as of December 31, 2013 for all programs was $116 million, of which approximately $108 million is expected to be spent over the next twelve months.

In the first quarter 2014, we expect to incur additional restructuring charges of approximately $0.01 per diluted share for actions and initiatives that have not yet been finalized. This compares to first quarter 2013, when, net restructuring charges were an $8 million benefit due to net reversals from prior period initiatives exceeding charges incurred in the quarter.

Worldwide Employment

Worldwide employment of approximately 143,100 as of December 31, 2013 decreased by approximately 4,500 from December 31, 2012, due to restructuring-related actions and normal attrition outpacing hiring and a slower pace of acquisitions.

Other Expenses, Net

	Three Months Ended December 31,
(in millions)	2013	2012

Non-financing interest expense	$60	$60
Interest income	(2)	(3)
(Gains)/losses on sales of businesses and assets	(31)	1
Currency (gains) losses, net	—	3
Litigation matters	3	1
Loss on sales of accounts receivables	4	4
Deferred compensation investment gains	(4)	(1)
All other expenses, net	5	6

Total Other Expenses, Net	$35	$71

Non-financing interest expense

Fourth quarter 2013 non-financing interest expense of $60 million was flat with fourth quarter 2012. When combined with financing interest expense (cost of financing), total company interest expense declined by $7 million from the fourth quarter 2012, primarily driven by a lower average debt balance partially offset by a higher average cost of debt.

Gains on sales of businesses and assets

Fourth quarter 2013 gains on sales of businesses and assets was primarily comprised of a $29 million gain on the sale of a portion of our Wilsonville, Oregon product design, engineering and chemistry group and related assets for $32.5 million in cash to 3D Systems, Inc. (3D Systems). The sale involved the transfer of approximately 100 engineers and contractors to 3D Systems. The related assets include laboratory, testing and modeling equipment. The sale also included a grant of a non-exclusive license to certain patents and non-patented intellectual property to enable 3D Systems to continue development of certain technologies associated with the transferred employees and related assets.

Income Taxes

Fourth quarter 2013 effective tax rate was 21.2%. On an adjusted basis1, the fourth quarter 2013 tax rate was 24.5% which was lower than the U.S. statutory tax rate primarily due to foreign tax credits resulting from actual and anticipated dividends from our foreign subsidiaries.

Fourth quarter 2012 effective tax rate was 19.4%. On an adjusted basis1, fourth quarter 2012 tax rate was 22.8%, which was lower than the U.S. statutory tax rate primarily due to foreign tax credits resulting from anticipated dividends and other foreign transactions and geographical mix of profits.

Xerox operations are widely dispersed. The statutory tax rate in most non U.S. jurisdictions is lower than the combined U.S. and state tax rate. The amount of income subject to these lower foreign rates relative to the amount of U.S. income will impact our effective tax rate. However, no one country outside of the U.S. is a significant factor to our overall effective tax rate. Certain foreign income is subject to U.S. tax net of any available foreign tax credits. Our full year effective tax rate includes a benefit of approximately 12 percentage points from these non U.S. operations, which is comparable to 2012.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. Excluding the effects of intangibles amortization and other discrete items, we anticipate that our adjusted1 effective tax rate will range from 25% to 27% for 2014.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates, which primarily reflects our 25% share of Fuji Xerox net income, was $43 million, a decrease of $4 million compared to the fourth quarter 2012. Both fourth quarter 2013 and fourth quarter 2012 equity income include charges of $1 million related to our share of Fuji Xerox after-tax restructuring.

Net Income

Fourth quarter 2013 net income from continuing operations attributable to Xerox was $310 million, or $0.25 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $361 million, or $0.29 per diluted share. Fourth quarter 2013 adjustments to net income reflect the amortization of intangible assets.

Fourth quarter 2012 net income from continuing operations attributable to Xerox was $334 million, or $0.26 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $385 million, or $0.30 per diluted share. Fourth quarter 2012 adjustments to net income reflect the amortization of intangible assets.

The Net Income and EPS reconciliation table in the Non-GAAP Financial Measures section contains the fourth quarter adjustments to net income.

The calculations of basic and diluted earnings per share are included as Appendix I. See Non-GAAP financial measures for calculation of adjusted EPS.

Discontinued Operations

During 2013, in connection with our decision to exit from the Paper distribution business, we completed the sale of our North American (N.A.) and European Paper businesses. The decision to exit the Paper distribution business was largely the result of management’s objective to focus more on Services and innovative Document Technology. Net proceeds from the sale of the N.A. and European Paper businesses were approximately $36 million, of which approximately $26 million was received in cash ($15 million in fourth quarter 2013) and is reported as cash flows from investing activities in the Condensed Consolidated Statements of Cash Flows. The remainder was received as a note receivable.

As a result of these transactions, we have reported these paper-related operations as Discontinued Operations and reclassified their results from the Other segment to Discontinued Operations in 2013. All prior periods have accordingly been reclassified to conform to this presentation. The net assets sold in connection with these transactions are primarily related to working capital – accounts receivable and inventory – utilized in the business.

In the fourth quarter 2013, we recorded a net pre-tax loss on disposal of $2 million, primarily related to additional restructuring costs associated with the sale of our European Paper business. This was in addition to the $23 million net pre-tax loss for the disposition of these businesses that we recorded in the second quarter of 2013.

The components of Discontinued Operations for the periods presented are as follows:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2013	2012	2013	2012

Revenues *	$34	$160	$403	$653

(Loss) income from operations	$(2)	$1	$3	$16
Loss on disposal	(2)	—	(25)	—

Net (loss) income before income taxes	(4)	1	(22)	16
Income tax expense	—	—	(4)	(5)

(Loss) income from discontinued operations, net of tax	$(4)	$1	$(26)	$11

Diluted earnings per share from discontinued operations	$(0.01)	$—	$(0.02)	$0.01

Total diluted earnings per share, inclusive of discontinued operations	$0.24	$0.26	$0.91	$0.88

*	Fourth Quarter 2013 revenue from discontinued operations reflects one month of revenue from our European Paper business since the sale was completed October 31, 2013. Year-to-date 2013 revenue from discontinued operations reflects ten months of revenue from our European Paper business and five months of revenue from our N.A. Paper business since this sale was completed May 31, 2013.

Segment Review

	Three Months Ended December 31,
(in millions)	Total Revenues	% of Total Revenue	Segment Profit (Loss)	Segment Margin
2013
Services	$3,039	55%	$291	9.6%
Document Technology	2,351	42%	274	11.7%
Other	179	3%	(36)	(20.1%)

Total	$5,569	100%	$529	9.5%

2012
Services	$3,054	53%	$343	11.2%
Document Technology	2,495	43%	307	12.3%
Other	214	4%	(62)	(29.0%)

Total	$5,763	100%	$588	10.2%

Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income.

Services

Our Services segment comprises three service offerings: Business Process Outsourcing (BPO), Document Outsourcing (DO) and Information Technology Outsourcing (ITO).

Services Revenue Breakdown:

	Three Months Ended December 31,
(in millions)	2013	2012	% Change

Business Processing Outsourcing	$1,803	$1,853	(3%)
Document Outsourcing	889	856	4%
Information Technology Outsourcing	397	389	2%
Less: Intra-Segment Eliminations	(50)	(44)	14%

Total Revenue - Services	$3,039	$3,054	—

Note: Fourth quarter 2012 BPO and DO revenues have been revised by $119M to reflect the transfer of the Communication & Marketing Services (CMS) business from DO to BPO in 2013.

Revenue

Fourth quarter 2013 Services total revenue of $3,039 million was essentially flat with the fourth quarter 2012, with a 1-percentage point positive impact from currency.

•

BPO revenue decreased 3% and represented 58% of total Services revenue. Growth in our healthcare, human resources and state government businesses was more than offset by lower volumes in portions of our customer care business and the run-off of the student loan business.

•	DO revenue increased 4% and represented 29% of total Services revenue. DO growth was driven primarily by our partner print services offerings.

•

ITO revenue increased 2% and represented 13% of total Services revenue. As expected, ITO growth has decelerated as compared to prior quarters. ITO growth was driven by the continued revenue ramp from prior period signings.

Segment Margin

Fourth quarter 2013 Services segment margin of 9.6% decreased by 1.6-percentage points from the fourth quarter 2012 driven primarily by a gross margin decline of 1.7-percentage points as increased productivity improvements and restructuring benefits were more than offset by the impact of price declines, higher healthcare platform expenses and the run-off of the student loan business. SAG benefits from restructuring as well as lower compensation-related expenses contributed a modest offset to the gross margin decline.

Metrics

Pipeline

Our total Services sales pipeline grew 9% over the fourth quarter 2012. This sales pipeline includes the Total Contract Value (“TCV”) of new business opportunities that potentially could be contracted within the next six months and excludes business opportunities with estimated annual recurring revenue in excess of $100 million.

Signings

Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Services signings were an estimated $3.0 billion in TCV for the quarter.

•	BPO signings of $1.8 billion TCV.

•	DO signings of $870 million TCV.

•	ITO signings of $320 million TCV.

Signings on a trailing twelve month basis increased 21% in relation to the comparable prior year period. Signings were flat with the fourth quarter 2012, with increased new business signings offset by fewer eligible renewals. The above DO signings amount does not include signings from our partner print services offerings.

Note: TCV is the estimated total contractual revenue related to future contracts in the pipeline or signed contracts, as applicable.

Renewal rate (for BPO and ITO)

Renewal rate is defined as the annual recurring revenue (“ARR”) on contracts that are renewed during the period as a percentage of ARR on all contracts on which a renewal decision was made during the period. The fourth quarter 2013 contract renewal rate for BPO and ITO contracts was 92%, which exceeded our target range of 85%-90%.

Document Technology

Our Document Technology segment includes the sale of products and supplies, as well as the associated maintenance and financing of those products.

Document Technology Revenue Breakdown:

	Three Months Ended December 31,
(in millions)	2013	2012	% Change

Equipment sales	$790	$827	(4%)
Annuity revenue	1,561	1,668	(6%)

Total Revenue	$2,351	$2,495	(6%)

Fourth quarter 2013 Document Technology revenue of $2,351 million decreased 6% from the fourth quarter 2012, with no impact from currency. Document Technology revenues exclude the impact of growth in Document Outsourcing. Inclusive of Document Outsourcing, fourth quarter 2013 aggregate document-related revenue decreased 3% from the fourth quarter 2012. Document Technology segment revenue results included the following:

•

Equipment sales revenue decreased 4% from the fourth quarter 2012, including a 1-percentage point positive impact from currency. Equipment sales continue to benefit from the mid-range product refresh in 2013, growth and acquisitions in the small and mid-size business market, and increased demand for color digital production presses. These benefits were more than offset by the continued migration of customers to our growing partner print services offering (included in our Services segment), weakness in developing markets and price declines, which were in the historical 5% to 10% range.

•

Annuity revenue decreased by 6% from the fourth quarter 2012, with a 1-percentage point positive impact from currency. The decrease reflects a modest decline in total pages, a reduction in channel supplies inventory levels, weakness in developing markets and a continued decline in financing revenue as a result of prior period sales of finance receivables and lower originations. Annuity revenue is also impacted by the continued migration of customers to our partner print services offering (included in our Services segment).

Document Technology revenue mix was 19% entry, 59% mid-range and 22% high-end, consistent with recent quarters.

Segment Margin

Fourth quarter 2013 Document Technology segment margin of 11.7% decreased by 0.6-percentage points from the fourth quarter 2012, driven by a 0.3-percentage point decrease in gross margin as the benefits from cost productivities and favorable currency on Yen based purchases were more than offset by price declines and unfavorable changes in revenue mix. SAG benefits from restructuring and productivity improvements and lower compensation-related expenses were more than offset by the impact of overall lower revenues. Both gross margin and SAG were also impacted by higher pension settlement expense.

Total Installs (Document Technology and Document Outsourcing2)

Install activity includes document outsourcing and Xerox-branded products shipped to Global Imaging Systems. Detail by product group (see Appendix II) is shown below:

Entry

•	1% increase in color multifunction devices driven by demand for the WorkCentre® products.

•	17% increase in color printers.

•	26% decrease in black-and-white multifunction devices driven by developing markets.

Mid-Range

•	11% increase in mid-range color devices, driven by demand for the ConnectKey products.

•	1% decrease in mid-range black-and-white devices.

High-End

•

20% increase in high-end color systems, driven by growth in the sale of digital front-ends (DFE’s) to Fuji Xerox as well as strong customer demand for the Color J75 Press and the iGen as we continue to strengthen our market leadership in the Production Color segment. Excluding the Fuji Xerox DFE sales, high-end color installs increased 7%.

•	5% increase in high-end black-and-white systems, reflecting increased demand across our DocuPrint and Nuvera product lines.

Other

Revenue

Fourth quarter 2013 Other revenue of $179 million decreased 16% from the fourth quarter 2012, with a 1-percentage point positive impact from currency. The decline is due primarily to lower revenue in our wide format business, lower sales of electronic presentation systems, lower developing market paper sales and lower licensing revenue. After the aforementioned discontinued operations treatment of our N.A and Europe Paper distribution businesses, total paper revenue (all within developing markets) comprised approximately one third of fourth quarter 2013 Other segment revenue.

Segment Margin

Fourth quarter 2013 Other segment loss of $36 million decreased $26 million from the fourth quarter 2012, primarily driven by the previously discussed gain on the sale of assets to 3D Systems. Non-financing interest expense as well as all Other expenses, net (excluding Deferred compensation investment gains) are reported within the Other segment.

During 2013, in connection with our decision to exit from the Paper distribution business, we completed the sale of our N.A. Paper business in the second quarter and our European Paper business in the fourth quarter. As a result of these transactions, we have reported these paper-related operations as Discontinued Operations and reclassified their results from the Other segment to Discontinued Operations for 2013. All prior periods have accordingly been reclassified to conform to this presentation.

Notes

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
(2)	Equipment sales associated with Document Outsourcing are reported as revenue in our Services segment revenues.

Capital Resources and Liquidity

The following table summarizes our cash and cash equivalents for the three months ended December 31, 2013 and 2012:

	Three Months Ended December 31,
(in millions)	2013	2012	Change

Net cash provided by operating activities	$968	$1,773	$(805)
Net cash used in investing activities	(53)	(160)	107
Net cash used in financing activities	(100)	(1,250)	1,150
Effect of exchange rate changes on cash and cash equivalents	1	1	—

Increase in cash and cash equivalents	816	364	452
Cash and cash equivalents at beginning of period	948	882	66

Cash and Cash Equivalents at End of Period	$1,764	$1,246	$518

Cash Flows from Operating Activities

Net cash provided by operating activities was $968 million in the fourth quarter 2013. The $805 million decrease in operating cash from the fourth quarter 2012 was primarily due to the following:

•	$88 million decrease in pre-tax income before net gain on sales of businesses and assets and restructuring.

•

$273 million decrease from accounts receivable primarily related to a reduction in the use of accelerated collection programs such as early pay discounts as well as lower cash from the sales of accounts receivable.

•

$256 million decrease due to lower accounts payable and accrued compensation primarily related to the timing of accounts payable payments and improved supplier payment terms initially benefitting prior periods, as well as lower inventory and other spending.

•

$175 million decrease due to lower net run-off of finance receivables of $155 million and higher equipment on operating leases of $20 million. The lower net run-off of finance receivables was primarily related to the impact from the receivables sales. See Sales of Finance Receivables for further discussion.

•	$17 million decrease due to higher net income tax payments.

•	$14 million decrease due to higher voluntary contributions to our defined benefit pension plans primarily related to timing.

•	$29 million increase from lower spending for product software and up-front costs for outsourcing service contracts.

Cash Flows from Investing Activities

Net cash used in investing activities was $53 million in the fourth quarter 2013. The $107 million decrease in the use of cash from the fourth quarter 2012 was primarily due to the following:

•	$33 million decrease due to proceeds from the sale of assets to 3D Systems.

•	$33 million decrease in acquisitions. 2012 acquisitions included two businesses acquired by our Document Technology segment.

•	$19 million decrease due to lower capital expenditures (including internal use software).

•	$15 million decrease due to proceeds from the sale of the European Paper business.

Cash Flows from Financing Activities

Net cash used in financing activities was $100 million in the fourth quarter 2013. The $1,150 million decrease in the use of cash from the fourth quarter 2012 was primarily due to the following:

•

$1,347 million decrease from net debt activity. Fourth quarter 2013 reflects proceeds of $500 million from the issuance of Senior Notes as compared to an $844 million decrease in Commercial Paper in the fourth quarter 2012.

•	$27 million decrease due to higher proceeds from the issuance of common stock.

•	$190 million increase in share repurchases.

•	$35 million increase due to higher common stock dividends of $17 million as well as distributions to noncontrolling interests of $18 million.

Customer Financing Activities

The following represents our Total finance assets, net associated with our lease and finance operations:

(in millions)	December 31, 2013	December 31, 2012

Total Finance receivables, net (1)	$4,530	$5,313
Equipment on operating leases, net	559	535

Total Finance Assets, net (2)	$5,089	$5,848

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.
(2)	Change from December 31, 2012 includes an increase of $35 million due to currency across all Finance Assets, and a decrease due to the finance receivables sales discussed further below.

The following summarizes our debt:

(in millions)	December 31, 2013	December 31, 2012

Principal debt balance	$7,979	$8,410
Net unamortized discount	(58)	(63)
Fair value adjustments(1)	100	142

Total Debt	$8,021	$8,489

(1)

Fair value adjustments represent changes in the fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported at an amount equal to the sum of their carrying value (principal value plus/minus premiums/discounts) and any fair value adjustment.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in Total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets. Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	December 31, 2013	December 31, 2012

Financing Debt(1)	$4,453	$5,117
Core Debt	3,568	3,372

Total Debt	$8,021	$8,489

(1)

Financing Debt includes $3,964 million and $4,649 million as of December 31, 2013 and December 31, 2012, respectively, of debt associated with Total Finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sales of Accounts Receivable

Accounts receivable sales arrangements are utilized in the normal course of business as part of our cash and liquidity management. We have facilities in the U.S., Canada and several countries in Europe that enable us to sell certain accounts receivable without recourse to third-parties. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Accounts receivable sales were as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2013	2012	2013	2012

Accounts receivable sales	$814	$883	$3,401	$3,699
Deferred proceeds	102	114	486	639
Loss on sale of accounts receivables	4	5	17	21
Estimated (decrease) increase to operating cash flows (1)	$(13)	$89	$(55)	$(78)

(1)	Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Sales of Finance Receivables

In December 2013, our Canadian subsidiary transferred its entire interest in a group of lease finance receivables to a third party trust. The transfer was accounted for as a sale and resulted in the de-recognition of lease receivables with a net carrying value of $257 million, the receipt of cash proceeds of $248 million and a beneficial interest of $26 million. A pre-tax gain of $15 million was recognized on this transaction and is net of additional fees and expenses of approximately $1 million. A similar sale of lease receivables was completed in the third quarter 2013 in the U.S., which resulted in a pre-tax gain of $25 million.

In 2012, we completed similar sale transactions on two separate portfolios of U.S. lease finance receivables with a combined net carrying value of $682 million to a third-party financial institution for cash proceeds of $630 million and beneficial interests from the purchaser of $101 million. A pre-tax gain of $44 million ($21 million in the fourth quarter 2012) was recognized on these transactions and is net of additional fees and expenses of approximately $5 million.

The gains on these transactions are reported in Finance Income in Document Technology segment revenues, as the sold receivables were from this segment. We will continue to service the sold receivables and expect to record servicing fee income over the expected life of the associated receivables. These transactions enable us to lower the cost associated with our financing portfolio.

The net impact on operating cash flows from these transactions is summarized below:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2013	2012	2013	2012

Net cash received for sales of finance receivables (1)	$247	$314	$631	$625
Impact from prior sales of finance receivables (2)	(134)	(45)	(392)	(45)
Collections on beneficial interest	15	—	58	—

Estimated increase to operating cash flows	$128	$269	$297	$580

(1)	Net of beneficial interest, fees and expenses.
(2)	Represents cash that would have been collected if we had not sold finance receivables.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that unexpected costs will be incurred; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; our ability to recover capital investments; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk that our Services business could be adversely affected if we are unsuccessful in managing the ramp-up of new contracts; development of new products and services; our ability to protect our intellectual property rights; our ability to expand equipment placements; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; interest rates, cost of borrowing and access to credit markets; reliance on third parties for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, and our 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed the non-GAAP measures described below. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2013 fourth quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Adjusted Earnings Measures

To better understand the trends in our business, we believe it is necessary to adjust the following amounts determined in accordance with GAAP to exclude the effects of certain items as well as their related income tax effects.

•	Net income and Earnings per share (EPS)

•	Effective tax rate

In 2013 and 2012 we adjusted for the amortization of intangible assets. The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. Accordingly, due to the incomparability of acquisition activity among companies and from period to period, we believe exclusion of the amortization associated with intangible assets acquired through our acquisitions allows investors to better compare and understand our results. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

We also calculate and utilize an Operating income and margin earnings measure by adjusting our pre-tax income and margin amounts to exclude certain items. In addition to the amortization of intangible assets, operating income and margin also exclude Other expenses, net as well as Restructuring and asset impairment charges. Other expenses, net is primarily comprised of non-financing interest expense and also includes certain other non-operating costs and expenses. Restructuring and asset impairment charges consist of costs primarily related to severance and benefits for employees pursuant to formal restructuring and workforce reduction plans. Such charges are expected to yield future benefits and savings with respect to our operational performance. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.

Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Management believes that these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended December 31, 2013		Three Months Ended December 31, 2012
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$310	$0.25	$334	$0.26

Adjustments:
Amortization of intangible assets	51	0.04	51	0.04

Adjusted	$361	$0.29	$385	$0.30

Weighted average shares for adjusted EPS(2)		1,261		1,296

Fully diluted shares at end of period(3)		1,235

	Year Ended December 31, 2013		Year Ended December 31, 2012
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$1,185	$0.93	$1,184	$0.87

Adjustments:
Amortization of intangible assets	205	0.16	203	0.15

Adjusted	$1,390	$1.09	$1,387	$1.02

Weighted average shares for adjusted EPS(2)		1,274		1,356

Fully diluted shares at end of period(3)		1,235

(1)	Net Income and EPS from continuing operations attributable to Xerox.
(2)	Average shares for the calculation of adjusted EPS include 27 million of shares associated with the Series A convertible preferred stock and therefore the related quarterly dividend was excluded.
(3)

Represents common shares outstanding at December 31, 2013 as well as shares associated with our Series A convertible preferred stock plus dilutive potential common shares as used for the calculation of diluted earnings per share in the fourth quarter 2013.

Effective Tax reconciliation:

	Three Months Ended December 31, 2013			Three Months Ended December 31, 2012
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate

Reported(1)	$345	$73	21.2%	$366	$71	19.4%

Adjustments:
Amortization of intangible assets	83	32		82	31

Adjusted	$428	$105	24.5%	$448	$102	22.8%

	Year Ended December 31, 2013			Year Ended December 31, 2012
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate

Reported(1)	$1,312	$276	21.0%	$1,332	$272	20.4%

Adjustments:
Amortization of intangible assets	332	127		328	125

Adjusted	$1,644	$403	24.5%	$1,660	$397	23.9%

(1)	Pre-Tax Income and Income Tax Expense from continuing operations attributable to Xerox.

Operating Income / Margin reconciliation:

	Three Months Ended December 31, 2013			Three Months Ended December 31, 2012
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported pre-tax income(1)	$345	$5,569	6.2%	$366	$5,763	6.4%

Adjustments:
Amortization of intangible assets	83			82
Xerox restructuring charge	56			91
Other expenses, net	35			71

Adjusted Operating	$519	$5,569	9.3%	$610	$5,763	10.6%
Equity in net income of unconsolidated affiliates	43			47
Fuji Xerox restructuring charge	1			1
Other expenses, net*	(34)			(70)

Segment Profit/Revenue	$529	$5,569	9.5%	$588	$5,763	10.2%

	Year Ended December 31, 2013			Year Ended December 31, 2012
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported pre-tax income(1)	$1,312	$21,435	6.1%	$1,332	$21,737	6.1%

Adjustments:
Amortization of intangible assets	332			328
Xerox restructuring charge	116			154
Other expenses, net	150			261

Adjusted Operating	$1,910	$21,435	8.9%	$2,075	$21,737	9.5%
Equity in net income of unconsolidated affiliates	169			152
Fuji Xerox restructuring charge	9			16
Litigation matters	(37)			—
Other expenses, net	(150)			(261)

Segment Profit/Revenue	$1,901	$21,435	8.9%	$1,982	$21,737	9.1%

*	Includes rounding adjustments.
(1)	Profit and Revenue from continuing operations attributable to Xerox.

Guidance:

Earnings Per Share Guidance
	Q1 2014	FY 2014

GAAP EPS from Continuing Operations	$0.19 - $0.21	$0.93 - $0.99

Adjustments:
Amortization of intangible assets	0.04	0.17

Adjusted EPS	$0.23 - $0.25	$1.10 - $1.16

Note: GAAP and Adjusted EPS guidance includes anticipated restructuring

APPENDIX I

Xerox Corporation

Earnings per Common Share

(in millions, except per share data. Shares in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Basic Earnings (Loss) per Share:

Net income from continuing operations attributable to Xerox	$310	$334	$1,185	$1,184
Accrued Dividends on preferred stock	(6)	(6)	(24)	(24)

Adjusted net income from continuing operations available to common shareholders	$304	$328	$1,161	$1,160
Net (loss) income from discontinued operations attributable to Xerox	(4)	1	(26)	11

Adjusted net income available to common shareholders	$300	$329	$1,135	$1,171

Weighted average common shares outstanding	1,213,670	1,248,784	1,225,486	1,302,053

Basic Earnings (Loss) per Share:
Continuing Operations	$0.25	$0.26	$0.95	$0.89
Discontinued Operations	—	—	(0.02)	0.01

Total	$0.25	$0.26	$0.93	$0.90

Diluted Earnings (Loss) per Share:

Net income from continuing operations attributable to Xerox	$310	$334	$1,185	$1,184
Accrued Dividends on preferred stock	—	—	—	(24)
Interest on Convertible Securities, net	—	—	1	1

Adjusted net income from continuing operations available to common shareholders	$310	$334	$1,186	$1,161
Net (loss) income from discontinued operations attributable to Xerox	(4)	1	(26)	11

Adjusted net income available to common shareholders	$306	$335	$1,160	$1,172

Weighted average common shares outstanding	1,213,670	1,248,784	1,225,486	1,302,053
Common shares issuable with respect to:
Stock options	4,458	1,154	5,401	4,335
Restricted stock and performance shares	13,965	17,322	13,931	20,804
Convertible preferred stock	26,966	26,966	26,966	—
Convertible securities	1,494	1,992	1,743	1,992

Adjusted weighted average common shares outstanding	1,260,553	1,296,218	1,273,527	1,329,184

Diluted Earnings (Loss) per Share:
Continuing Operations	$0.25	$0.26	$0.93	$0.87
Discontinued Operations	(0.01)	—	(0.02)	0.01

Total	$0.24	$0.26	$0.91	$0.88

The following securities were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive (shares in thousands):
Stock options	9,741	32,578	8,798	29,397
Restricted stock and performance shares	12,377	26,911	12,411	23,430
Convertible preferred stock	—	—	—	26,966
Convertible Securities	—	—	—	—

	22,118	59,489	21,209	79,793

Dividends per Common Share	$0.0575	$0.0425	$0.2300	$0.1700

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended December 31,
(in millions)	2013	2012
Segment Profit	$529	$588
Reconciling items:
Restructuring and asset impairment charges	(56)	(91)
Restructuring charges of Fuji Xerox	(1)	(1)
Amortization of intangible assets	(83)	(82)
Equity in net income of unconsolidated affiliates	(43)	(47)
Other	(1)	(1)

Pre-Tax Income	$345	$366

Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Services, Document Technology and Other.

Services:	The Services segment comprises three service offerings:

	•	Business Process Outsourcing.

	•	Document Outsourcing, which includes Managed Print Services and revenues from our partner print services offerings.

	•	Information Technology Outsourcing.

Document Technology:	The Document Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

	•	“Entry”, which includes A4 devices and desktop printers.

	•	“Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.

	•	“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Other:	The Other segment includes paper sales in our developing market countries, Wide Format Systems, licensing revenue, GIS network integration solutions and electronic presentation systems and non-allocated corporate items, including Other expenses, net.

APPENDIX III

Xerox Corporation

Discontinued Operations Summary

Detailed below is a summary of the Other segment and Total segment results by quarter for 2013 and 2012 as a result of the reclassification of the North American and European Paper business to Discontinued Operations. The entire restated income statement for 2012 and first quarter 2013 can be found in the financial model included on our website at http://news.xerox.com/investors/materials.

(in millions)	Q1	Q2	Q3	Q4	YTD
2013

Other Segment Revenue	$147	$183	$159	$179	$668

Total Performance Revenue	$5,202	$5,402	$5,262	$5,569	$21,435

Other Segment Profit	$(70)	$(61)	$(55)	$(36)	$(222)

Total Segment Profit	$390	$484	$498	$529	$1,901

Other Segment Margin	(47.6%)	(33.3%)	(34.6%)	(20.1%)	(33.2%)

Total Segment Margin	7.5%	9.0%	9.5%	9.5%	8.9%

	Q1	Q2	Q3	Q4	FY
2012
Other Segment Revenue	$172	$192	$169	$214	$747

Total Performance Revenue	$5,331	$5,368	$5,275	$5,763	$21,737

Other Segment Profit	$(57)	$(71)	$(66)	$(62)	$(256)

Total Segment Profit	$451	$495	$448	$588	$1,982

Other Segment Margin	(33.1%)	(37.0%)	(39.1%)	(29.0%)	(34.3%)

Total Segment Margin	8.5%	9.2%	8.5%	10.2%	9.1%